UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 8, 2011 (April 7, 2011)
Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(SEC file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH  44481
(Address of principal executive offices)

(330) 373-1221
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Deferral of Interest and Dividend Payments
Subordinated Debentures: On April 7, 2011, First Place Financial Corp. (the “Company”) elected to exercise its right to defer regularly scheduled quarterly interest payments on the Company’s Junior Subordinated Deferrable Interest Debentures (the “Subordinated Debentures”), beginning with the quarterly interest payment that was scheduled to be paid on April 25, 2011.  The Subordinated Debentures are owned by three affiliated trusts and were funded by the trusts’ issuance of Trust Preferred Securities.  The Subordinated Debentures aggregate $62 million in principal amount and bear interest at rates between the three-month LIBOR rate plus 2.85% and the three-month LIBOR rate plus 1.45%.  The Subordinated Debentures mature between January 2034 and September 2035, approximately 30 years after their respective issuance dates.

The terms of the Subordinated Debentures and trust indentures give the Company the right, from time to time, to defer payment of interest on the Subordinated Debentures for up to 20 consecutive quarters (the “Extension Period”), unless certain specified events of default have occurred and are continuing.  The deferral of interest payments on the Subordinated Debentures also results in the deferral of distributions on the Trust Preferred Securities.  The Company’s deferral of interest on the Subordinated Debentures, and the related deferral of distributions on the Trust Preferred Securities, does not constitute an event of default.  The Company intends to reevaluate the deferral of these interest payments periodically and consider reinstating these payments when appropriate.  The terms of the Company’s Supervisory Agreement with the Office of Thrift Supervision (the “OTS”) dated March 1, 2011, require that the Company obtain prior written non-objection from the OTS before making any interest payment on any of the Company’s Subordinated Debentures.

While interest is deferred on the Subordinated Debentures and corresponding distributions are deferred on the Trust Preferred Securities during the Extension Period, interest will continue to accrue on the Subordinated Debentures, and that deferred interest will also accrue interest.  At the expiration of the Extension Period, all accrued and unpaid interest will be due and payable under the Subordinated Debentures, and a corresponding amount of distributions will be payable on the Trust Preferred Securities.

The indenture under which the Subordinated Debentures were issued prohibits certain actions by the Company during the Extension Period.  Among other things, and subject to certain exceptions, during the Extension Period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its common or preferred stock.  The Company has not determined the duration of the Extension Period.

Preferred Stock:  On April 7, 2011, consistent with the prohibition to pay dividends under the Company’s Subordinated Debenture Indenture, the Company exercised its right to defer regularly scheduled quarterly dividend payments on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (“Preferred Stock”) beginning with the payment that was scheduled to be paid on May 16, 2011.  The Preferred Stock was issued to the U.S. Treasury in March 2009 in conjunction with the Company’s participation in the U.S. Treasury’s Capital Purchase Program.  The Company intends to reevaluate the deferral of these dividend payments periodically and consider reinstating these payments when appropriate.  Dividend payments on the Preferred Stock also require that the Company obtain prior written non-objection from the OTS under the Supervisory Agreement.

As of March 31, 2011, there were 72,927 outstanding shares of Preferred Stock, having a liquidation preference of $1,000 per share.  The terms of the Preferred Stock call for the payment of dividends on a quarterly basis at an annual rate of 5% of the liquidation preference for the first five years, after which the dividend rate automatically increases to 9%.  Dividend payments on the Preferred Stock may be deferred without default, but the dividend is cumulative.  During the dividend deferral period, the Company is prohibited from paying any cash dividends on or purchasing its common stock.  Failure of the Company to pay dividends on the Preferred Stock for six quarters, whether or not consecutive, triggers board appointment rights to the holders of the Preferred Stock.

Basis for the Company’s Election to Defer Interest and Dividend Payments: The Company recently completed a detailed review of the loan portfolio of First Place Bank, the Company’s wholly-owned subsidiary (the “Bank”), to assist in determining the appropriate level of the Bank’s allowance for loan losses and the related impact on capital.  Pending a final determination of the impact of this process on its financial condition and results of operations, the Company has elected to defer interest payments on its Subordinated Debentures and dividend payments on its Preferred Stock to preserve cash at the holding company.  Once the appropriate level of the allowance has been determined, the Company intends to restate its periodic filings with the Securities and Exchange Commission for the periods affected by the adjustment to the allowance, and to file its Form 10-Q reports for the periods ended September 30, 2010, and December 31, 2010.  Although the final amount of the adjustment to the allowance has not yet been determined, the Company anticipates that the adjustment to the allowance as of June 30, 2010, will exceed the anticipated increase of $14 million as reported in the Company’s Form 8-K/A filed December 7, 2010.  Upon completion of the restatements, and the filing of the 10-Q reports referred to above, the Company intends to reevaluate the deferrals and consider reinstating the interest and dividend payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: April 8, 2011	By:	/s/ David W. Gifford
David W. Gifford
Chief Financial Officer